Exhibit 5.1

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

August 15, 2018

Addus HomeCare Corporation

6801 Gaylord Parkway, Suite 110

Frisco, Texas 75034

Ladies and Gentlemen:

We have acted as counsel to Addus HomeCare Corporation, a Delaware corporation (the “Company”), in connection with the Prospectus Supplement, dated August 15, 2018, as filed on August 16, 2018 (the “Prospectus Supplement”), filed under the Registration Statement on Form S-3, Registration No. 333-214988 (the “Registration Statement”), of the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the sale by the Company of 1,075,267 shares (the “Primary Firm Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), (ii) the sale by Eos Capital Partners III, L.P. (the “Selling Stockholder”), of 1,024,733 shares of Common Stock, and (iii) the sale by the Company, at the option of the Underwriters (as defined below), of up to 315,000 additional shares of Common Stock (the “Optional Shares”), being offered by the Company pursuant to the Underwriting Agreement, dated August 15, 2018 (the “Underwriting Agreement”), by and among the Company, the Selling Stockholder, Jefferies LLC, RBC Capital Markets, LLC and Raymond James & Associates, Inc., as the representatives of the underwriters, and the syndicate of underwriters named in Schedule A therein (the “Underwriters”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have reviewed the Registration Statement and the Prospectus Supplement. We have also reviewed such corporate documents and records of the Company and such other matters as we have deemed necessary or appropriate for purposes of this opinion. As to various issues of fact, we have relied upon the representations and statements of fact made in the documents that we have reviewed, and have made no independent verification or investigation.

We have assumed that all documents we have reviewed are the valid and binding obligations of and enforceable against the parties thereto. We have also assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as certified, facsimile, conformed, digitally scanned or photostatic copies and the legal capacities of all natural persons.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(1)    The Primary Firm Shares have been duly authorized and, when issued and delivered by the Company against payment of the consideration set forth in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

(2)    The Optional Shares have been duly authorized, and assuming the due and proper exercise of the Underwriters’ option in accordance with the terms of the Underwriting Agreement and, when issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

Our opinions as set forth herein are limited in all respects to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. No opinion is given regarding the laws of any other jurisdiction. We express no opinion with respect to the registration or qualification of the Shares under any state securities or “Blue Sky” laws. The opinions expressed in this opinion are strictly limited to the matters stated in this opinion and no other opinions are to be implied.

This letter is rendered as of the date hereof and we assume no responsibility to update this letter for changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the references to our firm therein and in the Prospectus Supplement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act, or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Bass, Berry & Sims PLC